Exhibit 99.1

First M&F Corporation
September 28, 2012

Dear Shareholder:
In contrast to the national economy and global uncertainties, M&F continues along the path of improving performance, gaining strength and recovering shareholder value. Admittedly, the process has been tedious and deliberate. Just as the U.S. recovery has not been as robust and as quick as most recession recoveries, the recovery at M&F, with our real estate concentrations, has taken time. However, when you see the results of operations through the three quarters of this year, you will be able to see a much improved company as well as much improving performance.
Credit issues, particularly real estate related credits, were at the heart of the M&F decline in 2008 and 2009; the remediation of those issues is the foundation of our recovery. The concentration in Acquisition, Construction & Development credits has been eliminated. Our Commercial Real Estate portfolio has been rebalanced with less speculative owner-occupied real estate now preponderant. Non-accrual loans are now comparable to pre-recession levels. Repossessions, charge-offs and substandard assets have not only been reduced, but have dramatically declined in their reoccurrence. Please take note in our earnings release on or about October 19 and our 10-Q in November of the wide range of credit metrics and their consistent improvement together with diminishing impact.
Thus far earnings have improved over that of 2008, 2009, 2010, and 2011. While earnings are not yet approaching pre-recession levels, they are a far cry from 2008 and 2009.
Capital remains precious. The combination of retained earnings, balance sheet management and reduced dividends has contributed to a strengthening and growing capital base. There are now under consideration new capital standards for the entire banking industry which, if approved in their proposed form, will call for new capital and balance sheet strategies in the coming years. These standards, if imposed, will be phased in over several years, but their impact will begin in 2013-2014.
Shareholder value has obviously been negatively affected as a result of the recession and slow recovery. The real estate sector was especially hard hit and slow to rebound. The improvement in M&F's condition and performance has recovered some of that lost value thus far. It is our objective to continue to restore value to you our loyal shareholders as soon and as completely as possible. We have avoided some options which would have diluted your position. We are mindful of the harmful effect to our existing shareholders if certain choices are made. Therefore, we seek to recover value through performance and earnings rather than expediencies.
Your $0.01 dividend is being paid today. Your value in M&F is in its share price, improving performance, and future strategies. Value through increased dividends is yet on a longer term horizon.
The M&F family has written a remarkable story of performance and recovery over the last 2 ¾ years. That story, begun 122 years ago, is not yet complete and it is getting better with each quarterly chapter. By the time you receive the next quarterly and annual reports, our nation will know who will lead us for the next four years. May our choice be one who will best restore economic and national security.
Sincerely,

Hugh S. Potts, Jr.
CEO and Chairman